NationsBank Corporation
NationsBank Corporate Center
Charlotte, NC 28255


NATIONSBANK                        NEWS RELEASE


FOR IMMEDIATE RELEASE
April 28, 1998

Contact: Martha Larsh 704-388-4379

NATIONSBANK INITIATES NEW DEBT OFFERING

NationsBank Corporation today entered into agreements for the underwritten public offering of $800 million in non-callable notes to be issued in two separate series. These include:
     *$500 million in 7-year senior notes due May 2005.
     *$300 million in 12-year subordinated notes due May 2010.

The notes will be sold under a shelf registration for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange Commission. Net proceeds from the debt issues will be used for general corporate purposes.

The 7-year senior notes have a coupon interest rate of 6 3/8 percent and will be sold by underwriters led by NationsBanc Montgomery Securities, LLC and including BancAmerica Robertson Stephens, Bear, Stearns & Co. Inc. and Lehman Brothers. Closing is scheduled for May 4, 1998.

The 12-year subordinated notes will have a coupon interest rate of 6.60 percent and will be sold through underwriters led by NationsBanc Montgomery Securities, LLC and including Merrill Lynch & Co. and Salomon Smith Barney. Closing is scheduled by May 4, 1998.

NationsBank Corporation, with $315 billion in total assets, is the third largest U.S. bank with full-service operations in 16 states and the District of Columbia. NationsBank provides financial products and services to more than 18 million households and one million businesses, as well as institutional investors and government agencies in 46 states and in major markets around the world. The company's shares (NB) are listed on the New York Stock Exchange.


                      www.nationsbank.com